Exhibit 10.3

DEVELOPMENT AGREEMENT

This Development Agreement (“Agreement”) is made effective as of August 29, 2006 (“Effective Date”) by and between, VENOCO, INC., a Delaware corporation (“Venoco”), and CARPINTERIA BLUFFS, LLC, a Colorado limited liability company (“Bluffs”).  Venoco and Bluffs are individually referred to as a Party and collectively as Parties in this Agreement.

RECITALS

A.                                   Pursuant to that certain Dividend Distribution Agreement, dated as of August 29, 2006 by and among Timothy M. Marquez and Bernadette B. Marquez, as trustees of the Marquez Trust, under Trust Agreement Dated February 26, 2002, as amended (“Trust”) and the Parties (“Distribution Agreement”), Bluffs has acquired from Venoco and now owns (i) an undivided one hundred percent (100%) fee interest in that certain real property improved with oil and gas processing facilities owned by Venoco (“Processing Facilities”), located in the City of Carpinteria, County of Santa Barbara, consisting of approximately forty six (46) acres, comprised of five (5) separate parcels designated with APN(s) 001-170-003, 001-170-004, 001-170-022, 001-170-023, and 001-170-014 (collectively, “Facilities Parcels”), and (ii) an undivided fifty percent (50%) fee interest (“Venoco Parking Parcel Interest”) in that certain real property improved with parking and access facilities for the Casitas pier (“Casitas Pier”), located in the City of Carpinteria, County of Santa Barbara, consisting of approximately ten (10) acres, comprised of one (1) parcel designated with APN 001-170-021 (“Parking Parcel”).  As used in this Agreement the term “Property” (i) shall refer collectively to the Facilities Parcels and the Venoco Parking Parcel Interest, and (ii) shall not include any of the improvements, Processing Facilities (such improvements and Processing Facilities collectively, the “Reserved Improvements”), oil and gas leases, or mineral interests located on, or appurtenant to, or part of, the Facilities Parcels and the Venoco Parking Parcel Interest.  The Property is further described in the attached Exhibit A.  ExxonMobil Corporation owns the other undivided fifty percent (50%) interest in the Parking Parcel (“Exxon Parking Parcel Interest”).

B.                                     Venoco is a party to that certain Purchase and Sale Agreement, dated as of November 4, 1998, by and among Chevron U.S.A. Inc., a Pennsylvania corporation (“CUSA”), Chevron Pipe Line Company, a Delaware corporation (“CPL” and together with CUSA “Chevron”), Ellwood Pipeline, Inc., a California corporation (“Ellwood”), and Venoco, as amended by that certain First Amendment to Purchase and Sale Agreement, dated as of January 13, 1999, by and among the same parties described in this Recital B (collectively, “Purchase Agreement”) pursuant to which Venoco acquired the Property from Chevron.

C.                                     Pursuant to the Purchase Agreement, (i) Chevron and Venoco each have certain environmental clean up and indemnity obligations with respect to the Property, (ii) the

Property is subject to a first priority deed of trust (“Chevron Deed of Trust”) in favor of Chevron securing the performance of Venoco’s abandonment obligations under the Purchase Agreement, and (iii) the Property is subject to certain transfer restrictions and options to purchase in favor of Chevron.

D.                                    Pursuant to the Distribution Agreement, Bluffs has an option to purchase from Venoco the Exxon Parking Parcel Interest if such interest is first obtained by Venoco.

E.                                      Pursuant to the Distribution Agreement, Venoco has reserved from the conveyance of the Property to Bluffs: (i) all interests in the mineral rights in the Property owned by Venoco (“Venoco Minerals”), with  the right of surface entry to explore for, remove, extract, or otherwise exploit such minerals, (ii) all interests in the mineral rights in the Property owned by other parties and leased by Venoco (“Leased Minerals”), with the right of surface entry to explore for, remove, extract, or otherwise exploit such minerals, (iii) the lessor’s interest in all leases and all income received by Venoco from any leases, including oil and gas leases, which encumber the Property, and (iv) all Reserved Improvements located on or appurtenant to the Property (collectively, “Property Reservations”).

F.                                      Pursuant to the Distribution Agreement, Bluffs has accepted the conveyance of the Property to Bluffs subject to the following, in addition to the Property Reservations:  (i) the Chevron Deed of Trust, (ii) obligations of Venoco under the Purchase Agreement respecting the Property, and (iii) any other liens, encumbrances, leases, tenancies or other rights of possession, oil and gas leases, reservations, exceptions, charges, easements, rights, rights of way, covenants, conditions, and restrictions which are (a) currently of record as reflected in the title report for the Property, or (b) not of record but existing as encumbrances against the Property resulting from Venoco’s use of the Property (collectively, “Property Encumbrances”).

G.                                     The Parties have entered into that certain Ground Lease, dated as of August 29, 2006 (“Ground Lease”), pursuant to which Bluffs leases the Property to Venoco for use as the site for the Processing Facilities.

H.                                    The Parties may desire for Venoco (i) to relocate and consolidate the Processing Facilities (“Processing Facilities Relocation”) into and within an approximate two (2) acre portion of the Property (“Relocation Parcel”), (ii) to have the right to use approximately two (2) acres of the Parking Parcel as a parking and access area for the Casitas Pier (“Access Parcel”), (iii) to have adequate vehicular and utility rights-of-way, easements and access to the Relocation Parcel and the Access Parcel (“Access and Utilities Easements”), and (iv) upon completion of the Processing Facilities Relocation, to terminate the lease agreement described in Recital G and enter into a new ground lease for the Relocation Parcel and the Access Parcel.

I.                                         Bluffs desires to amend the Local Coastal Plan (“LCP”) by amending the land use and zoning designation for the Property, excluding the Relocation Parcel and the Access

Parcel, for new uses selected by Bluffs and consistent with Venoco’s continued use of the Relocation Parcel and the Access Parcel (“LCP Amendment”).

J.                                        The Parties desire to mutually cooperate in the filing and processing of the applications for all governmental entitlement approvals necessary to complete the Processing Facilities Relocation and the LCP Amendment (collectively, “Property Development”).

NOW, THEREFORE, for the reasons set forth herein above, and in consideration of the mutual promises and agreements of the Parties under the Distribution Agreement and as hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                       APPROVALS

(a)                                  Relocation Project Approvals.  Either Party may initiate at any time, and Venoco shall initiate if required pursuant to Section 2 below, and upon any such initiation both Parties shall mutually cooperate in the filing and processing of the applications required to obtain all governmental entitlement approvals necessary to complete the Processing Facilities Relocation (“Relocation Project Approvals”).

(b)                                 Local Coastal Plan Amendment.  Bluffs may initiate at any time and shall thereafter file and diligently process the applications required to obtain all governmental approvals necessary for the LCP Amendment; provided, however, that such application for LCP Amendment shall include an application for the Relocation Project Approvals.  Venoco shall cooperate with such applications so long as the anticipated LCP Amendment is consistent with Venoco’s use of the Relocation Parcel and the Access Parcel as described and contemplated in the Processing Facilities Relocation.

(c)                                  Agreement Upon Relocation Parcel and Access Parcel.  Notwithstanding the foregoing provisions of this Section 1, prior to either Party filing an application for Relocation Project Approvals or LCP Amendment, the Parties shall first agree upon the configuration of the Relocation Parcel and the Access Parcel as provided in Section 3(a).

2.                                       RELOCATION OPTIONS

(a)                                                     First Option.  On any date which is within sixty (60) days of the date which is two (2) years from the Effective Date, Bluffs shall have the right to require Venoco to commence the Processing Facilities Relocation by providing written notice to Venoco (“First Option Notice”) of the exercise of Bluffs’s option rights pursuant to this Section 2(a) (“First Option”).  If Bluffs has obtained the Relocation Project Approvals prior to the date of the First Option Notice, Venoco shall complete the Processing Facilities Relocation by the date which is one (1) year from the date of the First Option Notice.  If Bluffs has not obtained the Relocation Project Approvals prior to the date of the First Option Notice, Venoco shall (i) use commercially reasonable efforts to obtain the Relocation Project Approvals within two (2) years from the date of the First Option Notice, and (ii) complete the Processing Facilities Relocation within one (1) year from receipt of the Relocation Project Approvals.  If Venoco fails to complete the Processing Facilities Relocation within one (1) year from the date of the First Option Notice or the date of receipt of the Relocation Project Approvals, whichever date is later, or if Venoco is required to obtain the Relocation Project Approvals and fails to do so within two (2) years from the date of the First Option Notice, the rent under the Ground Lease shall be adjusted as described in Section 4(a).  Bluffs shall pay Venoco the sum of three million dollars ($3,000,000) in the event and at the time Venoco completes the Processing Facilities Relocation pursuant to the First Option.

(b)                                                    Second Option.  If Bluffs does not timely exercise the First Option, then on any date which is within sixty (60) days of the date which is three (3) years from the Effective Date, Bluffs shall have the right to require Venoco to commence the Processing Facilities Relocation by providing written notice to Venoco (“Second Option Notice”) of the exercise of Bluffs’s option rights pursuant to this Section 2(b) (“Second Option”).  If Bluffs has obtained the Relocation Project Approvals prior to the date of the Second Option Notice, Venoco shall complete the Processing Facilities Relocation by the date which is one (1) year from the date of the Second Option Notice.  If Bluffs has not obtained the Relocation Project Approvals prior to the date of the Second Option Notice, Venoco shall (i) use commercially reasonable efforts to obtain the Relocation Project Approvals within two (2) years from the date of the Second Option Notice, and (ii) complete the Processing Facilities Relocation within one (1) year from receipt of the Relocation Project Approvals.  If Venoco fails to complete the Processing Facilities Relocation within one (1) year from the date of the Second Option Notice, or the date of receipt of the Relocation Project Approvals, whichever date is later, or if Venoco is required to obtain the Relocation Project Approvals and fails to do so within two (2) years from the date of the Second Option Notice the rent under the Ground Lease shall be adjusted as described in Section 4(a).  Bluffs shall pay Venoco the sum of two million dollars ($2,000,000) in the event and at the time Venoco completes the Processing Facilities Relocation pursuant to the Second Option.

(c)                                                     Third Option.  If Bluffs does not timely exercise either the First Option or the Second Option, then at any time after four (4) years from the Effective Date, Bluffs shall have the right to require Venoco to commence the Processing Facilities Relocation by providing written notice to Venoco (“Third Option Notice”) of the exercise of Bluffs’s option rights pursuant to this Section 2(c) (“Third Option”).  If Bluffs has obtained the Relocation Project Approvals prior to the date of the Third Option Notice, Venoco shall complete the Processing Facilities Relocation by the date which is one (1) year from the date of the Third Option Notice.  If Bluffs has not obtained the Relocation Project Approvals prior to the date of the Third Option Notice, Venoco shall (i) use commercially reasonable efforts to obtain the Relocation Project Approvals within two (2) years from the date of the Third Option Notice, and (ii) complete the Processing Facilities Relocation within one (1) year from receipt of the Relocation Project Approvals.  If Venoco fails to complete the Processing Facilities Relocation within one (1) year from the date of the Third Option Notice, or the date of receipt of the Relocation Project Approvals, whichever date is later, or if Venoco is required to obtain the Relocation Project Approvals and fails to do so within two (2) years from the date of the Third Option Notice, the rent under the Ground Lease shall be adjusted as described in Section 4(a).  Bluffs shall not pay Venoco any amount in consideration for the Third Option.

3.                                       RELOCATION MECHANICS

(a)                                                     Configurations of Relocation Parcel and Access Parcel.  Upon the request of either Party, the Parties shall mutually agree upon the location and configuration of the Relocation Parcel and the Access Parcel.  Unless the Parties otherwise agree, such parcels shall meet the following requirements:

(i)                 Each such parcel shall be configured so as to be reasonably likely to be approved by the applicable governmental entities as a separate legal parcel under the existing zoning applicable to the Property at the date of this Agreement for use by Venoco as contemplated by this Agreement.

(ii)              The approximate locations and sizes of such parcels shall be as depicted on Exhibit B attached hereto.

(iii)           Venoco shall develop, in connection with the Parties reaching agreement on the location and configuration of such parcels, sufficient Relocation Specifications under Section 3(b) below so as to enable the Parties to reasonably plan for the use and configuration of parcels.

(b)                                                    Relocation Specifications.  Upon the exercise of any option described in Section 2, Venoco shall develop all engineering and construction plans necessary for the Processing Facilities Relocation (“Relocation Specifications”) in a manner consistent with oil and gas industry standards.  Bluffs shall have the right to review and comment upon the Relocation Specifications.  Venoco shall consider good faith comments from Bluffs regarding the Relocation Specifications which are consistent with oil and gas industry standards.

(c)                                                     Relocation Easements and Leases.  The Parties acknowledge and recognize that in order for Venoco to (i) use the Relocation Parcel as a site for Processing Facilities and (ii) use the Access Parcel as described in Recital H, Venoco shall require further vehicular and utility rights-of-way, easements, access and leasehold rights in accordance with the Relocation Specifications.  Bluffs shall fully cooperate with Venoco in order to grant all such rights as required by the Relocation Specifications (“Relocation Easements”).

(d)                                                    Zoning.  Unless otherwise required by an applicable governmental authority, the Relocation Parcel and the Access Parcel shall retain the zoning designation on the Property as of the Effective Date and shall not be part of the LCP Amendment.

(e)                                                     Costs.  Bluffs shall be responsible for all costs associated with obtaining the LCP Amendment.  Venoco shall be responsible for all costs associated with the

Relocation Project Approvals, the Relocation Specifications and the physical moving of its Processing Facilities to the Relocation Parcel.  The Parties shall equally share all costs associated with the granting of the Relocation Easements.

(f)                                                       Assignment of Certain Leases.  Upon completion of (i) any part of the Processing Facilities Relocation and (ii) the transfer of operation and control of any portion of the Property from Venoco to Bluffs, Venoco shall assign to Bluffs all ground leases and subleases which encumber the Property other than the Ground Lease.  Such assignment shall not include the Venoco Minerals, the Leased Minerals or any oil and gas leases which encumber the Property.

(g)                                                    Removal of Encumbrances.  Upon completion of (i) any part of the Processing Facilities Relocation and (ii) the transfer of operation and control of any portion of the Property from Venoco to Bluffs, the Parties shall cooperate to jointly remove such encumbrances on the Property as are necessary in order for Bluffs to have merchantable title to the Property subject to the terms and conditions of this Agreement and the Distribution Agreement.

(h)                                                    Remaining Reserved Improvements.  Upon completion of (i) any phase of the Processing Facilities Relocation and (ii) the transfer of operation and control of any portion of the Property from Venoco to Bluffs upon completion of such phase of the Processing Facilities Relocation, any Reserved Improvement which remains on such portion of the Property now under the control of Bluffs shall be deemed transferred from Venoco to Bluffs if Bluff retains such Reserved Improvement.

(i)                                                        Quitclaim of Surface Rights.  Upon completion of (i) any phase of the Processing Facilities Relocation and (ii) the transfer of operation and control of any portion of the Property from Venoco to Bluffs upon completion of such phase of the Processing Facilities Relocation, Venoco shall quitclaim to Bluffs Venoco’s rights of surface entry to explore for, remove, extract otherwise exploit the Venoco Minerals and the Leased Minerals on such portion of the Property now under the control of Bluffs.  Notwithstanding the foregoing, Venoco shall always retain rights of surface entry to explore for, remove, extract otherwise exploit the Venoco Minerals and the Leased Minerals through the Relocation Parcel, Access Parcel and the Access and Utilities Easements.

4.                                       GROUND LEASE ADJUSTMENTS

(a)                                                     Rent Adjustment.  If Venoco fails to complete the Processing Facilities Relocation within the time frames described in Section 2 above, the rent payable to Bluffs pursuant to the Ground Lease shall be adjusted to the fair rental value of the Property (“Fair Rental Value”) effective for the remainder of the term of the Ground Lease until the Processing Facilities Relocation is completed.  Upon Bluffs’s notice to Venoco that Bluffs shall enforce the rent adjustment described in this Section 4(a) (“Rent Adjustment Notice”) the Parties shall meet to agree upon the Fair Rental Value.  If the Parties fail to agree upon the Fair Rental Value within forty-five (45) days of the date of the Rent

Adjustment Notice, each Party shall select their own arbitrator and said arbitrators shall select a third arbitrator.  The three arbitrators shall determine the Fair Rental Value (i) based on evidence and relevant information submitted to the arbitrators by Venoco and Bluffs including, without limitation, evidence and information concerning the size, location and use of the portion of the Property used by Venoco and the existing industrial use zoning designation of such portion of the Property, and (ii) pursuant to the California Code of Civil Procedure Sections 1280-1294.2.  Each arbitrator shall be an experienced real estate professional (i.e., real estate broker, real estate attorney, real estate developer, etc.) experienced with real property matters in the South Coast of Santa Barbara County, California.  The mutual decision of any two (2) arbitrators shall be final.  The arbitrators selected shall determine the Fair Rental Value within ninety (90) days of the date of the Rent Adjustment Notice.

(b)                                                    New Ground Lease.  Upon completion of the Processing Facilities Relocation, Bluffs shall lease to Venoco the Relocation Parcel and the Access Parcel for (i) an initial term of twenty (20) years with options to extend such term up to ninety-nine (99) years so long as (1) commercial oil or gas production exists on Venoco’s onshore oil and gas leases in Carpinteria California or Venoco’s offshore oil and gas leases in federal waters in the Santa Barbara Channel, (2) the Casitas Pier is used to service oil and gas operations in the Santa Barbara Channel, or (3) Venoco or Chevron continue to have abandonment obligations under the Purchase Agreement with respect to the Relocation Parcel or the Access Parcel; (ii) the yearly rent of one dollar ($1) with the exception that (1) if the Relocation Parcel occupies a portion of the Property in excess of two (2) acres the yearly rent of the portion of the Relocation Parcel in excess of two (2) acres (“Relocation Parcel Excess”) shall be the fair rental value of such Relocation Parcel Excess determined pursuant to the requirements of Fair Rental Value described in Section 1(a) above, and (2) Venoco shall not be responsible for rent on any portion of the Property which shall be designated as a no development buffer zone by any governmental entity; (iii) right to conduct drilling operations on the Relocation Parcel and to obtain subsurface pass-through rights to the entire Property to access mineral interests either owned or leased by Venoco; and (iv) upon the remaining terms and conditions of the Ground Lease excluding any further obligations to relocate the Processing Facilities (“New Ground Lease”).  The Parties shall mutually cooperate in order to finalize the New Ground Lease and upon its commencement the Ground Lease shall terminate.

5.                                       GENERAL PROVISIONS

(a)                                                     Recitals.  The recitals set forth at the beginning of this Agreement are true and correct.

(b)                                                    Exhibits and Schedules.  Every exhibit, schedule, and other appendix attached to and referred to in this Agreement is incorporated in this Agreement by such reference.

(c)                                                     Titles and Headings.  The titles and headings used in this Agreement are for convenience only, are not a part of this Agreement, and shall have no effect upon its construction or interpretation.

(d)                                                    No Partnership or Joint Venture.  Nothing contained in this Agreement is intended to create a relationship of partnership or of joint venture or of any association among the Parties.

(e)                                                     Successors and Assigns.  This Agreement binds, and is for the benefit of, the Parties and their respective successors and permitted assigns.

(f)                                                       Survival.  Except as otherwise expressly provided in this Agreement, all covenants, representations and warranties, express or implied, shall survive the execution and termination of this Agreement, the Property Development and the other transactions contemplated hereby.

(g)                                                    Time.  Time is of the essence in the performance of this Agreement.

(h)                                                    Attorneys’ Fees.  If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with this Agreement, then the Party, if any, prevailing on the more substantial portion of its claims and defenses shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, and/or enforcing any judgment granted therein, in addition to any other relief to which it may be entitled. Any judgment or order entered in such action or proceeding shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such judgment.  This Section 5(h) shall be applied pursuant to the provisions of California Civil Code Section 1717.

(i)                                                        Modification.  Any extension, modification or amendment of this Agreement must be in writing and signed by the Parties to be affected thereby or their respective successors in interest.  The Parties hereby contemplate that this Agreement may be modified prior to the completion of the Property Development.

(j)                                                        Partial Invalidity and Severability.  Nothing contained herein shall be construed as to require the commission of any act contrary to law, and wherever there is any conflict between any provision contained herein and any applicable statute, law, ordinance, or regulation, the latter shall prevail, but the provisions of this Agreement affected shall be limited only to the extent necessary to bring it within the requirements of such law.   If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated thereby.

(k)                                                     Further Actions.  Each Party shall, at its own cost and expense, execute and deliver such further documents and instruments, and shall take such other actions, as may be reasonably required or appropriate to carry out the intent and purposes of this Agreement.

(l)                                                        Entire Agreement.  Except as otherwise stated in this Agreement, this Agreement contains the entire agreement between the Parties hereto with respect to its subject matter.  All prior agreements, understandings, representations or negotiations are hereby superseded, terminated and cancelled in their entirety, and are of no further force or effect.  No promises, representations, warranties or covenants not included in this Agreement, either oral or written, have been or are relied upon by any Party.

(m)                                                  Gender and Number.  Where appropriate in this Agreement, words in the singular form shall include the plural and vice versa, and words in the masculine shall include the feminine and neuter and vice versa.

(n)                                                    Neutral Construction.  In construing this Agreement, no consideration shall be given to the fact or presumption that any Party had a greater or lesser hand in the drafting of this Agreement.

(o)                                                    Applicable Law and Venue.  This Agreement shall in all respects be governed by the laws of the State of California.  Venue and jurisdiction shall be in the Superior Court for Santa Barbara County.

(p)                                                    Separate Counterparts.  This Agreement may be executed in two or more separate counterparts, each of which when so executed shall be deemed to be an original.  Such counterparts shall, together, constitute and be one and the same instrument.

(Signature page follows)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

VENOCO

Venoco, Inc., a Delaware corporation

By	/s/ William Schneider
William Schneider
President

BLUFFS

Carpinteria Bluffs, LLC, a Colorado limited liability company

By	/s/ Timothy Marquez
Timothy Marquez
Manager